Exhibit 1.01

Verizon Communications Inc. Conflict Minerals Report for Calendar Year 2016

This is the Conflict Minerals Report (“CMR”) of Verizon Communications Inc. (“Verizon”, “Company” or “we”) for the reporting period covering January 1, 2016 through December 31, 2016 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Conflict Minerals Rule”) and Form SD.

Introduction

The Conflict Minerals Rule requires issuers to annually file a Form SD with the United States Securities and Exchange Commission (“SEC”) to disclose information regarding the use and origin of “Conflict Minerals” necessary for the functionality or production of products manufactured or contracted to be manufactured by such issuer. Under the Conflict Minerals Rule, “Conflict Minerals” currently include columbite-tantalite (coltan), cassiterite, gold, wolframite, and also their derivatives tantalum, tin and tungsten. We refer to gold, tantalum, tin and tungsten collectively as “3TG”. The purpose of the Conflict Minerals Rule is to discover if covered issuers’ use of 3TG may have directly or indirectly financed or benefitted armed groups in the Democratic Republic of Congo and its adjoining countries (the “DRC Region”).

This CMR describes how Verizon’s Conflict Minerals compliance program is designed, as well as what steps have been taken to implement the compliance program, conduct in good faith an investigation as to the country of origin of the minerals used in the Verizon products that are within the scope of the Conflict Minerals Rule, and perform due diligence on the source and chain of custody of such minerals (see “Product Description and Determination”).

This CMR is based on information available at the time of filing. This CMR may contain forward-looking statements regarding steps to be taken in the future as we improve our measures with respect to 3TG, and those statements are subject to risks and uncertainties. References to any website in this Form SD or CMR do not incorporate information from that website within this filing.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source Conflict Minerals, (3) internal and external resource constraints, and (4) political and regulatory developments, whether in the DRC Region, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this CMR. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this CMR or to reflect the occurrence of unanticipated events.

Reasonable Country of Origin Inquiry

In accordance with the Conflict Minerals Rule, Verizon’s compliance process includes a “reasonable country of origin inquiry” (“RCOI”) seeking the location of the smelter/refiner facilities used to refine or process the 3TG used in products that are within the scope of the Conflict Minerals Rule. With respect to the products described in the “Product Description and

Determination” section of this CMR (the “Covered Product”), Verizon requested that its relevant supplier complete a Conflict Minerals Reporting Template (the “CMRT Template”) to support the RCOI. The CMRT Template was developed by the Conflict Free Sourcing Initiative (the “CFSI,” see http://www.conflictfreesourcing.org) to assist companies in determining the smelter/refiner facilities contributing 3TG to their products. The CMRT Template requests information regarding a supplier’s own Conflict Minerals diligence policies, in addition to the identification of smelter/refiner facilities within the supply chain, and the country of origin of the 3TG used by such facilities. Verizon is a member of the CFSI, and uses data available to CFSI members to further assess the supplier’s CMRT Template response – see the section below titled “Identifying and Assessing Risks”.

Verizon’s Compliance Framework

In addition to Verizon’s compliance with the due diligence required by the Conflict Minerals Rule, Verizon has adopted a five-step framework recommended by the Organization for Economic Cooperation and Development in its Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements (the “OECD Guidance”) as applicable for “downstream companies” (as defined in the OECD Guidance), such as Verizon. The OECD Guidance includes the following steps that downstream companies should include in their Conflict Minerals compliance program:

•	Establish Strong Company Management Systems

•	Identify and Assess Risk in the Supply Chain

•	Design and Implement a Strategy to Respond to Risks

•	Audit Third-Party Supply Chain Due Diligence

•	Publicly Report Supply Chain Due Diligence

ESTABLISHMENT OF STRONG COMPANY MANAGEMENT SYSTEMS

Verizon has taken the following steps to strengthen its company management systems with respect to Conflict Minerals matters:

•	Instituted a Conflict Minerals Policy. Our Conflict Minerals policy communicates Verizon’s perspective regarding the use of Conflict Minerals, our support of certain cross-industry efforts to address them, and our intent to avoid sourcing 3TG that directly or indirectly benefit non-state armed groups. It also references (and excerpts) a section within our Supplier Code of Conduct devoted to Conflict Minerals. That Supplier Code of Conduct subsection sets forth expectations for our suppliers, including the need for suppliers to assist us with any required RCOI investigations, and the requirement that suppliers of applicable products complete a CMRT Template to support our Conflict Minerals due diligence programs. Our Conflict Minerals policy can be found on the web at: http://www.verizon.com/about/responsibility/policies.

•	Created a Team of Appropriate Personnel to Support Conflict Minerals Due Diligence. We assembled an internal team to support our compliance plan. The team includes representatives from our Legal, Sustainability, Global Corporate Citizenship, Supply Chain, External Communications and Internal Audit functions, as well as the appropriate Sourcing teams responsible for managing relevant supplier relationships. Team members periodically review the goals for our Conflict Minerals compliance program, with Legal, Sourcing and Supply Chain teams taking primary responsibility for supplier-facing diligence and compliance measures.

•	Established a System of Controls and Transparency over the Mineral Supply Chain. Because Verizon does not typically contract to manufacture the products associated with our business, much of our visibility into the mineral supply chain must necessarily come via our suppliers. Verizon has inserted a detailed set of contractual provisions in its supply contracts for products within the scope of Verizon’s reporting obligations under the Conflict Minerals Rule. The provisions require the supplier to establish processes consistent with the Conflict Minerals Rule and the OECD Framework in order to determine the facilities from which the 3TG originates. The contract provisions also require the supplier’s periodic engagement with Verizon with respect to Conflict Minerals due diligence and the supplier’s completion of a CMRT Template for review by Verizon.

The contractual provisions described above are detailed and collaborative, requiring periodic meetings and resource dedication to assure that due diligence proceeds throughout each reporting period. The collaborative nature of the provisions is designed to strengthen engagement with our suppliers in accordance with the OECD Framework. The contractual provisions are separate and in addition to the Conflict Minerals-related obligations contained within our Supplier Code of Conduct and our Conflict Minerals policy.

•	Provided a Company-level Grievance Mechanism. — In accordance with our public Supplier Code of Conduct, issues with respect to Conflict Minerals can be reported at any time to our Office of Ethics and Business Conduct through the VZ Compliance Guideline at 844-VZGUIDE (844.894.8433) (within the U.S.), (+)800.0.624.0007 (outside the U.S.), or online at www.verizonguideline.com.

IDENTIFYING AND ASSESSING RISKS

We use the CMRT Template for data collection in connection with our RCOI. The contractual provisions referred to above provide a schedule for the supplier’s delivery of the CMRT Template first in draft and then final form, allowing additional time to address any ‘red flags’ as required by the Conflict Minerals Rule. Typically, the CMRT Template reflects the list of smelter/refiner facilities known by the supplier, or reported to our direct supplier by its own sub-tier suppliers, that contribute 3TG contained in the product to which the CMRT Template relates.

To assist in determining whether due diligence is necessary, Verizon compares the list of smelter/refiner facilities disclosed by our supplier with available information about the regions from which those facilities source 3TG. As a CFSI member, Verizon has access to minerals sourcing information for smelter/refiner facilities known to the CFSI’s Conflict-Free Smelter Program. Where some of the smelter/refiner facilities disclosed by our supplier are indicated by the CFSI’s country of origin data to source 3TG from the DRC Region, or Verizon otherwise has a reason to believe based on the RCOI that 3TG in our supplier’s products may have come from the DRC Region, Verizon will exercise due diligence on the source and chain of custody of the 3TG within the affected Verizon products.

In addition to the direct supplier providing us with its CMRT Template, we request that the supplier provide us CMRT Template data from our direct supplier’s own suppliers. We review these second-tier submissions with our direct supplier to identify areas where the second-tier suppliers’ information gathering process could be improved. Where a second-tier supplier submits an out-of-date or incomplete CMRT Template, or reports on a company-wide level instead of a focus report covering minerals relating to our Covered Product, we and our direct supplier developed communication plans to request improved disclosure from them.

Due Diligence

Verizon designed its due diligence framework to conform, in all material respects, with the OECD Guidance as applicable for “downstream companies” (as defined in the OECD Framework), taking into account Verizon’s position in the 3TG supply chain and the fact that Verizon does not typically contract to manufacture the products associated with its business, and typically has limited engagement with suppliers beyond its direct suppliers.

Verizon’s due diligence framework and actions are described below in the sections titled “Responding to Identified Risks” and “Auditing Supply Chain Due Diligence.”

RESPONDING TO IDENTIFIED RISKS

In addition to instituting a Conflict Minerals Policy, we have implemented a risk management process to respond to identified risks, actively involving the direct supplier where necessary to increase commercial leverage on upstream suppliers.

The risk management process largely relies on suppliers’ CMRT Template submissions. We compare CMRT Template responses to data provided by the CFSI to determine whether the smelter/refiner facilities disclosed by our supplier have engaged in the CFSI Conflict Free Smelter Program. Where smelter/refiner facilities are not listed as “compliant” or “active” (“active” smelter/refiner facilities are those that have committed to undergo a CFSI facility audit) within the CFSI’s audit program, we engage our supplier for further information and to cooperate on measures to mitigate identified risks. This will typically involve written communication sent by our direct supplier, or by Verizon, to selected upstream suppliers, asking them to consider redirecting their minerals sourcing toward smelter/refiner facilities that are either CFSI-compliant , are “active” within the CFSI program, or have indicated to be undertaking corrective action within the CFSI program.

We consider whether additional risk mitigation steps are necessary, such as disengaging or suspending trade with our supplier. We did not view any suspension or disengagement necessary in 2016, largely due to the high level of cooperation from our supplier.

We brief senior management on the results of our risk assessment and mitigation activities.

AUDITING SUPPLY CHAIN DUE DILIGENCE

Because we do not have a direct relationship with any smelter/refiner facilities for minerals contained in our products, we are unable to conduct audits of these entities. Instead, as recommended by the OECD Framework, we participate in industry initiatives for the development and implementation of a smelter/refiner audit program through our membership in the CFSI, which administers the Conflict Free Smelter audit program.

PUBLICALLY REPORTING ON SUPPLY CHAIN DUE DILIGENCE

Our Form SD and CMR for 2016 are publicly available on Verizon’s website at http://www.verizon.com/about/investors/financial-reporting.

Due Diligence Performed and Results

Verizon determined as a result of its RCOI conducted in 2016 that some of the included smelter/refiner facilities that were disclosed may have sourced 3TG from within the DRC Region. Verizon accessed data about those smelter/refiner facilities disclosed to us that have engaged with the CFSI to undergo an independent audit of the measures those smelter/refiner facilities have in place to assure that they are sourcing only conflict-free 3TG. We further analyzed the CMRT responses to determine which of the smelter/refiner facilities disclosed by our supplier were indicated to be “compliant” under the CFSI’s audit program. Where smelter/refiner facilities were not listed as compliant with the CFSI’s audit protocols or were not listed as “active” (that is, those smelter/refiner facilities had committed to undergo a CFSI facility audit) within the CFSI’s audit program, we engaged our supplier for further information and a strategy to manage and mitigate identified risks. We, or our direct supplier, reviewed CMRT Template disclosures from second-tier suppliers to identify which second-tier suppliers were sourcing 3TG from smelter/refiner facilities that were not CFSI-compliant smelter/refiner facilities, nor active, nor indicated to be undertaking corrective action. In addition, Verizon sent a communication directly to one major second-tier supplier with whom Verizon has an existing commercial relationship, to encourage them to direct their minerals sourcing toward smelter/refiner facilities that were “compliant” or “active” within the CFSI’s audit program. Further, as part of a supplier assessment process taking place at the locations of ten sub-tier suppliers, we reviewed the CMRT reports of those sub-tier suppliers directly. In addition we, along with our direct supplier, conducted capacity-building sessions with all of the sub-tier suppliers we visited, which included training with respect to the Conflict Minerals Rule and Verizon’s requirements for reporting and expectations for moving minerals sourcing to CFSI-certified smelter/refining facilities. The sub-tier suppliers we visited included all second-tier suppliers who disclosed smelter/refiner facilities that were neither “compliant” nor “active”.

Due to our downstream position in the supply chain, we believe that seeking information about 3TG smelter/refiner facilities in our supply chain and otherwise participating in the CFSI’s audit program as described represents a reasonable effort to determine the mines or locations of origin of 3TG in our supply chain.

As a result of the due diligence described above, we identified, based on data we received from our supplier, 198 unique smelter/refiner facilities contributing 3TG contained in our Covered Product for 2016.

Based on data we received from our supplier, we believe that the smelter/refiner facilities listed (with their geographic location) on Annex I may have contributed 3TG to our Covered Product.

Of the 198 smelter/refiner facilities identified, 189 were included on the CFSI’s list of compliant smelters/refiners as of March 2017. Based on data we have access to as members of the CFSI regarding compliant smelter/refiner facilities, we believe that the 3TG used in our Covered Product from those smelter/refiner facilities may have come from the countries listed on Annex II or from recycled or scrap materials. Certain of the CFSI-compliant smelter/refiner facilities have not disclosed their sourcing locations to the CFSI, so additional countries may have contributed 3TG to those facilities.

Of the remaining 9 smelter/refiner facilities, 4 were reflected as “active” (that is, those facilities had committed to undergo a CFSI facility audit) within the CFSI’s audit program as of March 2017.

Consistent with our Conflict Minerals Policy, which encourages the responsible sourcing of minerals from within the DRC Region, 18 CFSI-compliant facilities sourced from within the DRC Region and an additional 14 CFSI-compliant facilities sourced from the Democratic Republic of Congo itself. Twelve compliant smelters/refiners that did not directly source from the Democratic Republic of Congo disclosed to the CFSI that they indirectly sourced from other compliant smelters within the Democratic Republic of Congo.

We do not have additional information regarding the 5 smelter/refiner facilities not identified as compliant by the CFSI or active within the CFSI’s audit program.

Steps Taken Or To Be Taken In 2017 To Mitigate Risk And Improve Due Diligence:

Throughout 2017, Verizon and its supplier will follow up on the communication steps described in “RESPONDING TO IDENTIFIED RISKS” and will assess alternative sources of 3TG where improvement is not shown.

In 2017, we will continue to do the following:

•	Engage with suppliers to gain better visibility into our 3TG supply chains, and encourage the further adoption of the CMRT Template;

•	Be an active member of the CFSI; and

•	Work with direct suppliers and engage with our supply chain to increase the quality of the data provided to us.

In addition, as smelter/refiner auditing regimes mature, we will refine and improve contractual provisions that direct suppliers to prefer sources from smelter/refiner facilities that are listed as certified by the CFSI.

PRODUCT DESCRIPTION AND DETERMINATION

The due diligence measures set forth above were undertaken with respect to suppliers of the product that Verizon contracts to manufacture listed below. After taking those due diligence measures, we are not able to determine whether, for all of the 3TG smelter/refiner facilities used in our supply chain, those smelter/refiner facilities sourced 3TG from the DRC Region and, if so, whether that 3TG was sourced from recycled, scrap, or other conflict-free sources.

•	Fios Gateway Router

Annex I

Metal	Smelter	Country
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Aurubis AG	Germany
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Métaux S.A.	Switzerland
Gold	Chimet S.p.A.	Italy
Gold	DODUCO GmbH	Germany
Gold	Dowa	Japan
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Ltd. Hong Kong	China
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Jiangxi Copper Co., Ltd.	China
Gold	Asahi Refining USA Inc.	United States of America
Gold	Asahi Refining Canada Ltd.	Canada
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kennecott Utah Copper LLC	United States of America
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	LS-NIKKO Copper Inc.	Korea (Republic of)
Gold	Materion	United States of America
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States of America
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey

Gold	Nihon Material Co., Ltd.	Japan
Gold	Elemetal Refining, LLC	United States of America
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	PAMP S.A.	Switzerland
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Précinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Royal Canadian Mint	Canada
Gold	Samduck Precious Metals	Korea (Republic of)
Gold	Schone Edelmetaal B.V.	Netherlands
Gold	SEMPSA Joyería Platería S.A.	Spain
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Umicore Brasil Ltda.	Brazil
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States of America
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint trading as The Perth Mint	Australia
Gold	Yamamoto Precious Metal Co., Ltd.	Japan
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	China
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Republic Metals Corporation	United States of America
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	Duoluoshan	China
Tantalum	Exotech Inc.	United States of America
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	Hi-Temp Specialty Metals, Inc.	United States of America
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China

Tantalum	King-Tan Tantalum Industry Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineração Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Molycorp Silmet A.S.	Estonia
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	RFH Tantalum Smeltry Co., Ltd.	China
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	Japan
Tantalum	Telex Metals	United States of America
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	China
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States of America
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Plansee SE Liezen	Austria
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	H.C. Starck GmbH Goslar	Germany
Tantalum	H.C. Starck GmbH Laufenburg	Germany
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States of America
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany
Tantalum	Plansee SE Reutte	Austria
Tantalum	Global Advanced Metals Boyertown	United States of America
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	KEMET Blue Powder	United States of America
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tin	Alpha	United States of America
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil
Tin	CV Gita Pesona	Indonesia
Tin	PT Justindo	Indonesia
Tin	PT Aries Kencana Sejahtera	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	CV United Smelting	Indonesia
Tin	Dowa	Japan
Tin	EM Vinto	Bolivia (Plurinational State Of)

Tin	Fenix Metals	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	China Tin Group Co., Ltd.	China
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Metallic Resources, Inc.	United States of America
Tin	Mineração Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Mitsubishi Materials Corporation	Japan
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	Operaciones Metalurgical S.A.	Bolivia (Plurinational State Of)
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Bukit Timah	Indonesia
Tin	PT DS Jaya Abadi	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Karimun Mining	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Timah (Persero) Tbk Kundur	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Rui Da Hung	Taiwan, Province of China
Tin	Soft Metais Ltda.	Brazil
Tin	Thaisarco	Thailand
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	VQB Mineral and Trading Group JSC	Viet Nam
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Tin Company Limited	China
Tin	CV Venus Inti Perkasa	Indonesia
Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil
Tin	PT Wahana Perkit Jaya	Indonesia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	PT ATD Makmur Mandiri Jaya	Indonesia

Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	PT Inti Stania Prima	Indonesia
Tin	CV Ayi Jaya	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam
Tin	Resind Indústria e Comércio Ltda.	Brazil
Tin	Metallo-Chimique N.V.	Belgium
Tin	Elmet S.L.U.	Spain
Tin	PT Bangka Prima Tin	Indonesia
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan
Tungsten	Kennametal Huntsville	United States of America
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States of America
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Kennametal Fallon	United States of America
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Viet Nam
Tungsten	Wolfram Bergbau und Hütten AG	Austria
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	H.C. Starck GmbH	Germany
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Viet Nam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China
Tungsten	Niagara Refining LLC	United States of America
Tungsten	Hydrometallurg, JSC	Russian Federation

Annex II

Australia
Austria
Benin
Bolivia (Plurinational State of)
Brazil
Burkina Faso
Burundi
Cambodia
Canada
Chile
China
Colombia
Ecuador
Eritrea
Ethiopia
France
Ghana
Guatemala
Guinea
Guyana
Honduras
India
Indonesia
Japan
Laos
Madagascar
Malaysia
Mali
Mexico
Mongolia
Mozambique
Myanmar
Namibia
Nicaragua
Nigeria
Panama
Peru
Portugal
Russian Federation
Rwanda
Senegal
Sierra Leone
South Africa
Spain
Thailand
The Democratic Republic of Congo

Togo
Uganda
United States of America
Uzbekistan
Viet Nam
Zimbabwe